UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2024

Vital Farms, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39411	27-0496985
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3601 South Congress Avenue
Suite C100
Austin, Texas	78704
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (877) 455-3036

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	VITL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On April 9, 2024, Vital Farms, Inc. (the “Company”) entered into a credit agreement with the other loan parties party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, which provides for a five-year $60.0 million senior secured revolving credit facility (the “2024 Credit Facility”). The 2024 Credit Facility replaced the Company’s previous $20.0 million revolving credit and term loan facility entered into on October 4, 2017 with PNC Bank, National Association, which terminated concurrently with the establishment of the 2024 Credit Facility. Any capitalized but undefined terms used below have the meaning set forth in the 2024 Credit Facility.

The 2024 Credit Facility includes a $5.0 million letter of credit sub-limit and an accordion option, which, if exercised, would allow the Company to increase the aggregate revolving commitments or add incremental term loans in aggregate amount not to exceed the greater of (a) $35.0 million and (b) an amount equal to 100% of consolidated adjusted EBITDA, provided the Company is able to satisfy certain conditions set forth in the 2024 Credit Facility. As of the date of this Current Report, the Company had $0 of outstanding loans under the 2024 Credit Facility.

Loans under the 2024 Credit Facility bear interest, at the Company’s election, at either (a) an adjusted term Secured Overnight Financing Rate or adjusted daily Secured Overnight Financing Rate plus 0.10% plus a margin of either 0.75%, 1.00% or 1.25% depending on the Company’s net leverage ratio, or (b) an alternative base rate plus a margin of either 1.75%, 2.00% or 2.25% depending on the Company’s net leverage ratio. The Company is required to pay a commitment fee on the undrawn portion of the aggregate commitments that accrues at either 0.20% or 0.375% per annum depending on the Company’s revolving exposure. The Company is also required to pay a participation fee on the account of each lender for each outstanding letter of credit at a rate equal to the applicable rate used to determine the interest rate applicable to term benchmark revolving loans.

The 2024 Credit Facility contains customary conditions to borrowing, events of default and covenants, including covenants that restrict the Company’s ability to incur indebtedness, grant liens, make distributions, pay dividends, make investments, or engage in transactions with the Company’s affiliates. The 2024 Credit Facility also requires the Company to maintain (i) a net leverage ratio of no greater than 3.25 to 1.00, subject to two increases up to 4.00 to 1.00 for a certain period following material acquisitions, and (ii) a fixed charge coverage ratio of no less than 1.35 to 1.00. The obligations under the 2024 Credit Facility are secured by liens on substantially all of the Company’s and its subsidiaries’ assets, including certain intellectual property assets and investment securities.

The foregoing description of the 2024 Credit Facility is not complete and is qualified in its entirety by reference to the full text of the 2024 Credit Facility, which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2024.

Item 1.02.	Termination of a Material Definitive Agreement.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 1.02.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vital Farms, Inc.

Dated: April 15, 2024	By:	/s/ Joanne Bal
Joanne Bal
General Counsel, Corporate Secretary and Head of Impact